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                                                                      EXHIBIT 11

                             LEGACY SOFTWARE, INC.

                        COMPUTATION OF WEIGHTED AVERAGE
                        COMMON STOCK SHARES OUTSTANDING

COMPUTATION OF WEIGHTED AVERAGE COMMON STOCK SHARES OUTSTANDING:

                                                  Total Number   Three Months Ended
                                                    of Shares      March 31, 1998
                                                  ------------   ------------------

Outstanding shares as of January 1, 1998            2,655,002        2,655,002

                                                    ---------       ----------
Total Weighted Average Shares Outstanding           2,655,002        2,655,002
                                                    =========       ==========
  Net Loss                                                            (118,555)

  Net Loss per common share(1)                                      $    (0.04)


(1) The effect of common stock options and warrants are excluded as their inclusion would be anti-dilutive. For the three month periods ending March 31, 1998 and 1997 fully diluted net loss per common share does not differ from primary net loss per common share.